AMENDMENT NO. 12
PARTICIPATION AGREEMENT
     This Amendment to the Participation Agreement (“Agreement”), dated February 17, 1998, between AIM Variable Insurance Funds (Invesco Variable Insurance Funds) (defined in the Participation Agreement as “AVIF” and referred to herein as the “Fund”), Invesco Distributors, Inc. (defined in the Participation Agreement as “AIM” and referred to herein as the “Distributor”), Sun Life Insurance and Annuity Company of New York (the “Company”) and Clarendon Insurance Agency, Inc. is effective this 1st day of January, 2012. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.
     WHEREAS, the Fund and the Company desire to distribute the prospectuses of the Fund pursuant to Rule 498 of the Securities Act of 1933 (“Rule 498”); and
     WHEREAS, the parties desire to set out the roles and responsibilities for complying with Rule 498 and other applicable laws.
     NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement is hereby amended as follows:
1.	For purposes of this Amendment, the terms Summary Prospectus and Statutory Prospectus shall have the same meaning as set forth in Rule 498.

2.	The Fund shall provide the Company with copies of the Summary Prospectuses and any Supplements thereto in the same manner and at the same times as the Participation Agreement requires that the Fund provide the Company with Statutory Prospectuses and any Supplements thereto.

3.	The Fund and/or the Distributor shall be responsible for compliance with Rule 498(e).

4.	The Fund and Distributor each represents and warrants that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Fund. The Fund further represents and warrants that it has appropriate policies and procedures in place in accordance with Rule 498(e)(4) to ensure that such web site continuously complies with Rule 498.

5.	The Fund and Distributor each agrees that the URL indicated on each Summary Prospectus will lead Company contract owners (“Contract Owners”) directly to the web page used for hosting Summary Prospectuses and that such web page will host the current Fund documents required to be posted in compliance with Rule 498. To the extent that the web page is not available to Contract Owners, the Fund or Distributor shall reasonably promptly notify the Company of any interruptions in availability of this web page. The Fund and Distributor agree that the web landing page used for hosting Summary Prospectuses will not contain any marketing materials and that the landing page will contain Fund documents only for the Fund and its variable insurance product fund affiliates.
6.	The Fund and Distributor represent and warrant that they will be responsible for compliance with the provisions of Rule 498(f)(i) involving Contract Owner requests for additional Fund documents made directly to the Fund, Distributor or one of their affiliates. The Fund and Distributor further represent and warrant that any information obtained about Contract Owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Fund documents.

7.	The Company represents and warrants that it will respond to requests for additional Fund documents made by Contract Owners directly to the Company or one of its affiliates.

8.	The Company represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses for which the Company is responsible will be done in compliance with Rule 498.

9.	At the Company’s request, Distributor and the Fund will provide the Company with URLs to the current Fund documents for use with Company’s electronic delivery of Fund documents or on the Company’s website. Distributor and the Fund will be responsible for ensuring the integrity of the URLs and for maintaining the Fund’s current documents on the website to which such URLs originally navigate.

10.	If the Fund determines that it will end its use of the Summary Prospectus delivery option, the Fund and Distributor will provide the Company with at least 120 days’ advance notice of its intent.

11.	The parties agree that all other provisions of the Participation Agreement, including the Indemnification provisions, will apply to the terms of this Amendment as applicable. Additionally, the Fund and Distributor agree to indemnify the Company for any and all losses related to any non-compliance with Rule 498 that results in any losses or expense to the Company or its customers.

12.	The parties agree that the Company is not required to distribute Summary Prospectuses to Contract Owners, but rather that the use of the Summary Prospectuses will be at the discretion of the Company. At this time, the Company intends use of the Summary Prospectuses for its Annuity business and continued use of the Statutory Prospectuses as the Company deems appropriate.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized officer as of the date first written above.
AIM VARIABLE INSURANCE FUNDS
(INVESCO VARIABLE INSURANCE FUNDS)

By: Name:	/s/ John M. Zerr John M. Zerr
Title:	Senior Vice President
INVESCO DISTRIBUTORS, INC.

By: Name:	/s/ John S. Cooper John S. Cooper
Title:	President
SUN LIFE INSURANCE AND ANNUITY COMPANY OF NEW YORK

By: Name:	/s/ Stephen Deschenes Stephen Deschenes
Title:	Senior Vice President

By: Name:	/s/ Susan J. Lazzo Susan J. Lazzo
Title:	AVP & Senior Counsel
CLARENDON INSURANCE AGENCY, INC.

By: Name:	/s/ William Evers William Evers
Title:	AVP & Senior Counsel

By: Name:	/s/ Michelle Greco Michelle Greco
Title:	Senior Counsel